Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (No. 333-127069) on Form S-8 of H.B. Fuller Company of our reports dated February 13, 2006, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 3, 2005 and November 27, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows, for each of the years in the two-year period ended December 3, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 3, 2005 and the effectiveness of internal control over financial reporting as of December 3, 2005, which reports appear in the December 3, 2005 annual report on Form 10-K of H.B. Fuller Company.

Our report dated February 13, 2006 notes that the Company adopted the provisions of Financial Accounting Standards Board Interpretation No.46 “Consolidation of Variable Interest Entities”, on May 29, 2004.

/s/ KPMG LLP

Minneapolis, Minnesota
February 13, 2006